EXHIBIT 10.6

December 8, 2010

BOARD MEMBER AGREEMENT

I, LOUIS CASTLE understand that as a member of the Board of Directors of Digital Extreme Technologies, Inc., I have a legal and ethical responsibility to ensure that the organization does the best work possible in pursuit of its goals. I believe in the purpose and the mission of the organization, and I will act responsibly and prudently as its steward.

As part of in responsibilities as a board member:

1.	To know and interpret the organization's work and values to the community, represent the organization, and act as a spokesperson.
2.	To attend at least 75% of board meetings, committee meetings, and special events.
3.	To actively participate in one or more fundraising activities.
4.	To act in the best interests of the organization, and excuse myself from discussions and votes where I have a conflict of interest.
5.	To stay informed about what's going on in the organization. I will ask questions and request information.
6.	To participate in and take responsibility for making decisions on issues, policies and other board matters, to act as a fiduciary representative in the best interest of the share holders.
7.	To work in good faith with staff and other board members as partners towards achievement of our goals.

If I don't fulfill these commitments to the organization, I will expect the hoard chairperson to call me and discuss my responsibilities with me.

In turn, the organization will be responsible to me in several ways:

1.	I will be sent, without request, quarterly financial reports and an update of organizational activities that allow me to meet the "prudent person" standards of the law.
2.
Opportunities will be offered to me to discuss with the executive director and the board chairperson the organization's programs, goals, activities, and status; additionally, I can request such opportunities.

3.
The organization will help me perform my duties by keeping me informed about issues in the industry and field in which we are working, and by offering me opportunities for professional development as a board member.

4.
Board members and staff will respond in a straightforward fashion to questions that I feel are necessary to carry out my fiscal, legal and moral responsibilities to this organization. Board members and staff will work in good faith with me towards achievement of our goals.

5.	If the organization does not fulfill its commitments to me, I can call on the board chairperson and executive director to discuss the organization's responsibilities to me.

December 8, 2010

Compensation and Benefits:

1.
Director's Fee. In consideration of the services to be rendered under this agreement, company will compensate the director with 500,000 shares of 144 company stock with piggyback registration rights, of which 100.000 shall be vested on the date of execution of this agreement. The remaining shares shall be vested on a quarterly basis throughout a three-year period. In the event of an acquisition, reverse merger, S-1 registration, or other liquidity event all shares will immediately vest and be included in any necessary regulatory filing.

2.
When benefits become available; The Director shall be eligible for any benefits made generally available by Company' to its senior executives, to the extent allowed by the benefit plans established by the board/compensation committee, which may be amended or terminated at any time in Company's sole discretion.

3.
Expenses. The company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with the Company's expense reimbursement guidelines.

This agreement will take effect January 1, 2011.

Signed:

/s/  Louis Castle                                                             12-8-10        (for Jan. 1, 2011)
Member, Board of Directors                                    Date

/s/  Robert Amaral                                                           12/8/10
Chair, Board of Directors                                           Date